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                                                                   Exhibit (d)64

            First Amendment to Sub-Investment Management Agreement

      This First Amendment ("Amendment") is made as of this 7th day of June, 2000, by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Series"), Janus Capital Corporation, a Colorado corporation ("Adviser"), and John Hancock Life Insurance Company, a Massachusetts corporation formerly known as "John Hancock Mutual Life Insurance Company" ("JHLICO").

         RECITALS

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         John Hancock Variable Series Trust I, Janus Capital Corporation and
         John Hancock Life Insurance Company dated March 29, 1996, (the "Agreement") wherein (1) Adviser is appointed as sub-manager of the Mid-Cap Growth Portfolio ("Portfolio") and (2) JHLICO is solely responsible for payment of all compensation due to Adviser for its services thereunder.
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                  B. The parties hereto desire to amend the terms of the
         Agreement in accordance with Section 15 of the Investment Advisers Act of 1940 pursuant to the terms of this Amendment.


                  C. This Amendment is intended to result in a reallocation of certain investment advisory fees ("Reallocation"), as between Adviser and JHLICO, that are paid by the Series to JHLICO for the investment management of such Mid-Cap Growth Portfolio.

AMENDMENT

         Now, therefore, for good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereby agree as follows:

      1. Recitals A, B and C are incorporated herein and made a part hereof.

      2. Schedule I shall be deleted and replaced with the attached Schedule I.

      3. The Agreement, as amended by this Amendment, is ratified and confirmed.

      4. This Amendment may be executed in two or more counterparts which together shall constitute one instrument.
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                                REPRESENTATIONS

      1. Adviser represents that it will not reduce the quality or quantity of its services to the Series under the Agreement as a result of the reduced fee schedule contained in this Amendment, however Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard or index, including other clients of Adviser.

      2. JHLICO represents that: (a) it will not reduce the quality or quantity of its services to the Series under the Agreement as a result of the reduced fee schedule contained in this Amendment; (b) approval of this revised fee schedule has been obtained from the Board of Trustees of the Series; and (c) in accordance with JHLICO's understanding of current positions of the Division of Investment Management of the Securities and Exchange Commission, as articulated in its no-action letter dated August 5, 1997 (INVESCO, SEC Ref. No. 97-198-CC, 1997 SEC No-Act. LEXIS 787), and Adviser's representations above, the Reallocation complies with the requirements of such letter.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

JOHN HANCOCK VARIABLE
SERIES TRUST I


By: /s/ Michele G. Van Leer
    -----------------------
Name: Michele G. Van Leer
Title: Chairman


JOHN HANCOCK LIFE
INSURANCE COMPANY

By: /s/ Michele G. Van Leer
    -----------------------
Name: Michele G. Van Leer
Title: Senior Vice President


JANUS CAPITAL CORPORATION

By: /s/ Bonnie M. Howe
    ------------------
Name: Bonnie M. Howe
Title: Vice President


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SCHEDULE 1

Fees

Current Net Assets Under Management                  Sub-Advisory Fee
-----------------------------------                  ----------------

On the first $100 million                            60 basis points per annum

On amounts over $100 million but less than           55 basis points per annum
$500 million

On amounts over $500 million                         45 basis points per annum